SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                     American Water Works Company, Inc.
---------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

    1) Title of each class of securities to which transaction applies:

       --------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       --------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

       --------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       --------------------------------------------------------------------

    5) Total fee paid:

       --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       --------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       --------------------------------------------------------------------

    3) Filing Party:

       --------------------------------------------------------------------

    4) Date Filed:

       --------------------------------------------------------------------

                       AMERICAN WATER WORKS COMPANY, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 1997

TO THE HOLDERS OF:

COMMON STOCK
CUMULATIVE PREFERRED STOCK, 5% SERIES

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of American Water Works Company, Inc. will be held at the office of the Company, 1025 Laurel Oak Road, Voorhees, New Jersey, on Thursday, May 1, 1997, at 10:00 A.M., E.D.S.T., for the following purposes:

         1. To elect 11 directors to hold office until the next annual election of directors and until their successors are elected and qualified;

         2. To vote to ratify or reject the appointment of independent accountants made by the Board of Directors to audit the books and accounts of the Company at the close of the current fiscal year; and

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only holders of voting stock of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting.

                             By Order of the Board of Directors,

                             W. TIMOTHY POHL, GENERAL COUNSEL AND SECRETARY


Voorhees, New Jersey
March 24, 1997

YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES), WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                       AMERICAN WATER WORKS COMPANY, INC.
                              1025 LAUREL OAK ROAD
                           VOORHEES, NEW JERSEY 08043
                                  609-346-8200

                            PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Water Works Company, Inc. (hereinafter called the "Company") to be used at the annual meeting of stockholders of the Company on Thursday, May 1, 1997, and at any adjournment thereof. Shares represented by properly executed proxies received by the Company will be voted at the meeting. Where a choice is specified by the stockholder, the proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted in accordance with the recommendations of the Board of Directors. Any proxy may be revoked at any time insofar as it has not been exercised. Stockholders may revoke proxies by written notice to the Company, or by delivery of a proxy bearing a later date, or by personally appearing at the meeting and casting a vote. This notice of meeting and proxy statement and the enclosed form of proxy are being mailed beginning March 24, 1997 to the holders of all voting securities.

     The presence in person or representation by proxy of stockholders entitled to cast a majority of votes on a particular matter to be voted upon shall constitute a quorum for the purpose of considering such matter. A proxy marked "withheld" in the election of directors or "abstain" on any other matter to be voted upon, will be considered to be represented at the meeting. A proxy marked "withheld" in the election of directors will be considered as not being voted and, therefore, will have no effect inasmuch as directors are elected by a plurality of votes cast in the election. A proxy marked "abstain" on any other matter to be voted upon at the meeting and broker non-votes will have the effect of an "against" vote inasmuch as the affirmative vote of a majority of the votes entitled to be cast on the matter is necessary for approval of the matter.

     The close of business on March 3, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On the record date, there were outstanding and entitled to vote 78,639,254 shares of Common Stock (one vote per share) and 101,777 shares of Cumulative Preferred Stock, 5% Series (one-tenth of a vote per share).

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the annual meeting, 11 directors are to be elected to hold office until the next annual election of directors or until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote all shares they are empowered to vote for the election of as many as possible of the persons named below, all of whom are now directors of the Company. In case any nominee named below withdraws or is otherwise unable to serve, which is not anticipated, the persons named in the proxy may vote for another person of their choice.

     Stockholders are entitled to cumulative voting rights in the election of directors. Each holder of Common Stock is entitled to one vote per share, and each holder of Cumulative Preferred Stock, 5% Series, is entitled to one-tenth of a vote per share. Each stockholder may cast as many votes as such stockholder's number of shares shall entitle him or her to vote in the election of directors multiplied by the number of directors to be elected, namely 11, and such stockholder may cast all of such votes for a single director or distribute them among all of the directors to be voted for, or any two or more of them. A stockholder wishing to exercise his or her cumulative voting rights should give instructions on the enclosed form of proxy as to how such stockholder's votes are to be cumulated.

     Unless a stockholder specifically exercises his or her cumulative voting rights, such stockholder's votes may be distributed among the nominees (other than those from whom the stockholder withholds his or her vote) by the persons named in the proxy to elect as many as possible of the nominees. Such persons may vote cumulatively for such of the nominees (in some circumstances, less than all) as they in their discretion determine if in their judgment such action is necessary to elect as many of the nominees as possible.

     Based on information as of March 3, 1997, the following describes the age, position with the Company, principal occupation and business experience during the past five years, and other directorships of each director.

                        WILLIAM O. ALBERTINI, age 53, became a director of
                        the Company in 1990. He is a member of the Audit,
                        Finance, Nominating and Corporate Governance
                        Committees. He has been Executive Vice President
[Photograph             and Chief Financial Officer since February, 1995
     of                 and Vice President and Chief Financial Officer from
 Mr. Albertini]         February, 1991 to February, 1995 of Bell Atlantic
                        Corporation, a provider of telecommunications.
                        Mr. Albertini is a director of Bell Atlantic
                        Corporation, Grupo Iusacell, S.A. de C.V. and
                        Compass Capital Fund.

                        WILLIAM R. COBB, age 63, became a director of the
                        Company in 1993. He is a member of the Executive
[Photograph             and Audit Committees.  Prior to his retirement in
     of                 May, 1991, he was Regional Vice President from
 Mr. Cobb]              March, 1979 to May, 1991 of American Water Works
                        Service Company, Inc., the service subsidiary of the Company.

                        ELIZABETH H. GEMMILL, age 51, became a director of
[Photograph             the Company in 1983. She is a member of the
     of                 Executive, Compensation and Management Development,
 Ms. Gemmill]           and Nominating Committees. Ms. Gemmill is Vice
                        President and Secretary of Tasty Baking Company.

                        HENRY G. HAGER, age 62, became a director of the
                        Company in 1986. He is a member of the Executive,
                        Finance, Nominating and Corporate Governance
                        Committees. He has been President of the Insurance
[Photograph             Federation of Pennsylvania, Inc. since January,
     of                 1985 and a partner in the law firm of Stradley,
 Mr. Hager]             Ronon, Stevens & Young since November, 1993. He was
                        a senior partner in the law firm of Liebert, Short
                        & Hirshland from January, 1982 to November, 1993.
                        Mr. Hager is a director of Provident American
                        Corporation.

                        NELSON G. HARRIS, age 70, became a director of the
                        Company in 1985. He is a member of the Executive,
                        Audit, Compensation and Management Development,
                        Finance and Corporate Governance Committees. He has
[Photograph             been Vice Chairman of the Board of the Company
     of                 since May, 1988. In addition, he has been Chairman
 Mr. Harris]            of the Executive Committee of Tasty Baking Company
                        since May, 1992 and was its President and Chief
                        Executive Officer prior thereto. Mr. Harris is a director of PECO Energy Company and Tasty Baking
                        Company.

                        GEORGE W. JOHNSTONE, age 58, became a director of
                        the Company in 1991. He is a member of the
                        Executive Committee. He has been President and
[Photograph             Chief Executive Officer of the Company since
     of                 January, 1992. In addition, he has been since May,
 Mr. Johnstone]         1991, President of American Water Works Service
                        Company, Inc., the service subsidiary of the Company. Mr. Johnstone is a director of Mellon Bank
                        Corporation.

                        MARILYN WARE LEWIS, age 53, became a director of
                        the Company in 1982. She is a member of the
                        Executive, Audit, Compensation and Management
[Photograph             Development, Finance and Nominating Committees. She
     of                 has been Chairman of the Board of the Company since
 Ms. Lewis]             May, 1988. She is a public relations consultant and
                        serves as Chief Executive Officer of the Ware
                        Family Offices.  Ms. Lewis is a director of CIGNA
                        Corporation.

                        NANCY WARE WAINWRIGHT, age 60, became a director of
                        the Company in 1984. She is a member of the
[Photograph             Compensation and Management Development, Finance
     of                 and Nominating Committees. Prior to her retirement
 Ms. Wainwright]        in July, 1994, she was a Vice President from
                        August, 1984 to July, 1994 of United Propane, Inc., a gas distributor.

                        PAUL W. WARE, age 50, became a director of the
                        Company in 1990. He also served as a director of
[Photograph             the Company from 1982 to 1986.  He is a member of
     of                 the Executive and Nominating Committees. He has
 Mr. Ware]              been Chairman since June, 1990 and was President
                        from June, 1989 to March, 1992 of Penn Fuel Gas,
                        Inc., a gas distributor. Mr. Ware is a director of York Water Company.

                        ROSS A. WEBBER, age 62, became a director of the
                        Company in 1986. He is a member of the Compensation
[Photograph             and Management Development, Finance and Corporate
     of                 Governance Committees. He is Professor of
 Mr. Webber]            Management at The Wharton School at the University
                        of Pennsylvania and a private consultant on general management development. Mr. Webber is a director of Heidemij, N.V.

                        HORACE WILKINS, JR., age 46, became a director of
                        the Company in 1996. He is a member of the Audit
                        and Compensation and Management Development
                        Committees. He has been Regional President-South
                        Texas since August, 1996 and was President-Missouri
[Photograph             from December, 1992 to August, 1996 of Southwestern
     of                 Bell Telephone Company, a provider of telephone
 Mr. Wilkins]           services. He was Vice President-Government and
                        Industry Affairs from July, 1989 to December, 1992 of SBC Communications Inc., a provider of telecommunications and parent company of
                        Southwestern Bell Telephone Company. Mr. Wilkins is a director of Cullen Frost National Bank.

     Marilyn Ware Lewis and Paul W. Ware are the daughter and son of John
H. Ware, 3rd and Marian S. Ware, who beneficially own more than 5% of the Company's Common Stock. William R. Cobb is the spouse of Rhoda W. Cobb, who was a director of the Company. Rhoda W. Cobb and Nancy Ware Wainwright are sisters and are cousins of Marilyn Ware Lewis and Paul W. Ware.

                    MEETINGS OF THE BOARD AND ITS COMMITTEES

     Attendance at meetings of the Board of Directors and committees of the Board by directors averaged 95% during 1996. All nominees attended 75% or more of their scheduled meetings of the Board of Directors and committees of the Board of which they were members. There were 11 meetings of the Board of Directors during 1996.

     The Board of Directors has an Executive Committee, an Audit Committee, a Compensation and Management Development Committee, a Finance Committee, a Nominating Committee and a Corporate Governance Committee. Membership of the committees as of the record date of March 3, 1997 is listed at the beginning of the description of each committee.

     MEMBERS OF THE EXECUTIVE COMMITTEE: William R. Cobb, Elizabeth H. Gemmill, Henry G. Hager, Nelson G. Harris, George W. Johnstone, Marilyn Ware Lewis (Chairman) and Paul W. Ware. The Executive Committee exercises all the powers of the Board of Directors when the Board is not in session, except as otherwise provided by Delaware law and the Company's by-laws. There were five meetings of the Board's Executive Committee during 1996.

     MEMBERS OF THE AUDIT COMMITTEE: William O. Albertini, William R. Cobb, Nelson G. Harris (Chairman), Marilyn Ware Lewis and Horace Wilkins, Jr. The Audit Committee recommends to the Board of Directors the independent accountants to audit the books and accounts of the Company. The Audit Committee met with the Company's independent accountants and the Company's officers three times during 1996 to review the scope of the audit to be performed, approve the fee to be paid for the audit and review the results of the audit of the financial statements included in the Annual Report and the adequacy of internal accounting controls and accounting practices.

     MEMBERS OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE:
Elizabeth H. Gemmill, Nelson G. Harris, Marilyn Ware Lewis, Nancy Ware Wainwright, Ross A. Webber (Chairman) and Horace Wilkins, Jr. The Compensation and Management Development Committee met five times during 1996 to evaluate and report to the Board of Directors concerning the Company's compensation practices and benefit programs and to evaluate and set, subject to the concurrence of the Board of Directors, the compensation to be paid to the President and Chief Executive Officer.

     MEMBERS OF THE FINANCE COMMITTEE: William O. Albertini (Chairman), Henry G. Hager, Nelson G. Harris, Marilyn Ware Lewis, Nancy Ware Wainwright and Ross A. Webber. The Finance Committee met five times during 1996 to assist management and the Board of Directors in evaluating matters such as acquisitions, divestitures, joint ventures and partnerships, to advise management and make recommendations to the Board of Directors relative to the various financial policies and programs of the Company and to review and monitor the funding, asset allocation and investment performance of the Company's group benefit and retirement plan assets.

     MEMBERS OF THE NOMINATING COMMITTEE: William O. Albertini, Elizabeth
H. Gemmill, Henry G. Hager (Chairman), Marilyn Ware Lewis, Nancy Ware Wainwright and Paul W. Ware. The Nominating Committee met two times during 1996. The Nominating Committee recommends to the Board of Directors the slate of director-nominees to stand for election each year at the annual meeting of stockholders and in the event of interim vacancies, candidates to fill such vacancies on the Board of Directors.

     The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders. Such suggestions must be in writing and delivered to the General Counsel and Secretary of the Company.

     MEMBERS OF THE CORPORATE GOVERNANCE COMMITTEE: William O. Albertini, Henry G. Hager, Nelson G. Harris (Chairman) and Ross A. Webber. The Corporate Governance Committee met three times during 1996. The Corporate Governance Committee reviews, advises and reports to the Board on the structure, organization, performance and effectiveness of the Board.

                             DIRECTOR REMUNERATION

     The amounts paid to directors who are not employees of the Company or one of its subsidiaries for their services as such and for their participation on committees of the Board are as follows: (i) each director receives a retainer of $15,500 per year plus a fee of $1,200 for each Board meeting attended, (ii) each member of the Executive Committee receives an additional retainer of $13,000 per year plus a fee of $1,000 for each Executive Committee meeting attended and (iii) the Chairmen of the Audit Committee, Compensation and Management Development Committee, Finance Committee, Nominating Committee and Corporate Governance Committee each receive an additional retainer of $1,500 per year, and each member of such committees receives a fee of $1,000 for each meeting attended. The Chairman of the Board and Executive Committee and Vice Chairman of the Board receive additional annual retainers of $85,000 and $20,000, respectively. Directors who are employees of the Company or one of its subsidiaries do not receive retainers or attendance fees.

     A retiring director receives, as a retirement benefit, an annual amount equal to the retainer for service as a director in effect at the time of retirement. This payment continues for a period equal to the period the director served as a member of the Board, exclusive of any period when the director was also a salaried employee of the Company or any of its subsidiaries. In the event the director dies prior to the expiration of such period of time, the annual benefit will continue to be paid to the person selected by the director to receive the benefit for the remainder of said period of time or the death of said selected person, whichever occurs first.

                          STOCK OWNERSHIP INFORMATION

     The following table sets forth information as of March 3, 1997 with respect to beneficial ownership of Common Stock of the Company by: (i) the nominees, (ii) the five most highly compensated executive officers and
(iii) all nominees and executive officers of the Company as a group. If a nominee owns less than one percent of the Company's Common Stock, no percentage is shown under the heading "Percent of Class." Information for the table was obtained from the nominees and executive officers. For purposes of the table, a person is a "beneficial owner" of the Company's Common Stock if that person, directly or indirectly, has or shares with others (i) the power to vote or direct the voting of the Common Stock or
(ii) investment power with respect to the Common Stock, which includes the power to dispose or direct the disposition of the Common Stock.

                                                AMOUNT AND NATURE
                                             OF BENEFICIAL OWNERSHIP
                                          -----------------------------
                                           SOLE VOTING    SHARED VOTING    SHARES OWNED BY
         NAME OF INDIVIDUAL OR            OR INVESTMENT   OR INVESTMENT   SPOUSE AND MINOR                PERCENT
       NUMBER OF PERSONS IN GROUP           POWER(1)        POWER(2)         CHILDREN(2)        TOTAL     OF CLASS
       --------------------------         -------------   -------------   -----------------   ---------   --------
William O. Albertini....................        5,013                                             5,013
William R. Cobb.........................       25,822         535,206            7,340          568,368
Elizabeth H. Gemmill....................       33,032         180,000           31,200          244,232
Henry G. Hager..........................        8,000                           14,306           22,306
Nelson G. Harris........................       10,055                                            10,055
George W. Johnstone.....................       87,046                            1,084           88,130
Marilyn Ware Lewis......................       20,400       2,168,775                         2,189,175     2.78%
Nancy Ware Wainwright...................        6,924         535,205                           542,129
Paul W. Ware............................       20,400         863,456                           883,856     1.12%
Ross A. Webber..........................        2,840                                             2,840
Horace Wilkins, Jr......................          200                                               200
J. James Barr...........................      752,024                           15,783          767,807
W. Timothy Pohl.........................       19,433                                            19,433
Robert D. Sievers.......................       17,428                                            17,428
Gerald C. Smith.........................       48,690                               63           48,753
All nominees and executive
   officers as a group
   (15 persons).........................    1,057,307       3,612,466           69,776        4,739,549     6.03%

------------------
(1) Does not include shares of the Company's Common Stock to be credited during 1997 to the accounts of the executive officers pursuant to the Company's Employees' Stock Ownership Plan and Savings Plan for Employees.


------------------
See footnote (2) on page 8

(2) Cobb Foundation, a charitable trust of which William R. Cobb is a trustee, owns 535,206 shares of the Common Stock of the Company. Catlin-Wainwright Foundation, a charitable trust of which Nancy Ware Wainwright is trustee, owns 535,205 shares of the Common Stock of the Company. Oxford Foundation, Inc., a non-profit corporation of which Marilyn Ware Lewis and Paul W. Ware are directors, owns 670,176 shares of the Common Stock of the Company. Warwick Foundation, a charitable foundation of which Elizabeth H. Gemmill is a trustee, owns 180,000 shares of the Common Stock and 200 shares of 5% Cumulative Preferred Stock of the Company. As the trustees or directors of these non-profit organizations have voting and investment power, the shares of the Company's Common Stock held by such non-profit organizations are shown opposite the name of each such trustee or director, but such shares are reported only once in the total for nominees and officers as a group. The nominees deny beneficial ownership of such shares. The nominees also deny beneficial ownership of shares owned by their spouses and minor children.

     None of the nominees has any material interest in any other stock of the Company or its subsidiaries.

     Based upon information available to the Company as of March 3, 1997, the following persons beneficially own more than 5% of the Company's Common Stock.

                                                          AMOUNT AND NATURE
                                                       OF BENEFICIAL OWNERSHIP
                                                    -----------------------------
                                                     SOLE VOTING    SHARED VOTING
                 NAME AND ADDRESS                   OR INVESTMENT   OR INVESTMENT   PERCENT
               OF BENEFICIAL OWNER                      POWER           POWER       OF CLASS
               -------------------                  -------------   -------------   --------
John H. Ware, 3rd and.............................    6,780,935          66,320       8.71%
his wife Marian S. Ware
550-A Bunker Hill Road
Strasburg, PA 17579

John H. Ware, 3rd.................................        4,350          25,200
550-A Bunker Hill Road
Strasburg, PA 17579

Marian S. Ware....................................       95,539         670,176
550-A Bunker Hill Road
Strasburg, PA 17579

Northern Trust Corporation........................    4,007,320          74,022       5.19%
50 South LaSalle Street
Chicago, IL 60675

The Bessemer Group, Incorporated..................    2,344,139       2,034,568       5.57%
100 Woodbridge Center Drive
Woodbridge, NJ 07095

     Based upon filings with the Securities and Exchange Commission, as of March 3, 1997 there are no persons who own beneficially more than 5% of the outstanding shares of the Company's Cumulative Preferred Stock, 5% Series.

                   REPORT OF THE COMPENSATION AND MANAGEMENT
                DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation and Management Development Committee of the Board of Directors (the "Committee") is comprised entirely of independent non-employee directors. The Committee establishes, subject to the concurrence of the Board of Directors, the Company's compensation policy and is responsible for administering the compensation program for the Company's executives.

     The Committee endeavors to ensure that the Company's executive compensation program enables the Company to attract and retain the talented executives it needs. Consistent with this objective, it is the policy of the Committee that the total compensation opportunity available to executives should be competitive with the median remuneration received by those in positions of similar responsibilities in other utilities. To this end, an independent compensation consultant is retained to assist the Committee by periodically studying the Company's compensation program for executives, reporting its findings and making recommendations consistent with the compensation policy.

     The compensation program for executives is comprised of base salary, an annual incentive opportunity and a long-term incentive opportunity. The current salary ranges, annual incentive targets and long-term incentive targets for executives were established in 1995 based on a study prepared by the compensation consultant that year. The utility surveys utilized by the compensation consultant for the study included many of the water utilities comprising the Dow Jones Water Utilities Index, the published industry index shown in the performance graph.

SALARY COMPENSATION

     The President and Chief Executive Officer, with the concurrence of the Committee, annually sets the salary within the designated salary band for each executive other than himself based on his personal assessment of the performance of each such executive.

     The Committee, with the concurrence of the Board of Directors, sets a salary within the designated salary band for the President and Chief Executive Officer on the basis of merit. This evaluation of merit involves an analysis of (i) the Company's financial performance within the limitations imposed by state utility regulators and fluctuating and varying weather conditions and (ii) the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water service industry and in expanding the Company's water service operations consistent with the Company's commitment to quality water service to customers of its utility subsidiaries.

     Inasmuch as water service operations are the Company's principal business, evaluating the Company's financial performance requires an understanding of (i) the prevailing regulatory practice in each of the states in which the Company's utility subsidiaries operate and (ii) the effect varying weather conditions have on revenues and expenses. Consequently, the Committee has not adopted a formula relationship between changes in the Company's financial performance and changes in the level of salary compensation for the President and Chief Executive Officer. Similarly, because of the varied subjective considerations involved, the Committee does not evaluate on a formula basis the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water service industry or in expanding the Company's water service operations.

ANNUAL INCENTIVE COMPENSATION

     The Board of Directors, acting on the Committee's recommendation, adopted in 1996 an annual cash incentive plan. This plan provides an opportunity for executives and other key employees of the Company and its subsidiaries to earn an annual cash incentive award for achieving financial, customer service and operational goals. The financial goals are based on achieving the utility operating income and return on equity authorized by the various state utility regulators for the Company's utility subsidiaries. Customer service goals are premised on delivering at all times safe, high quality water at adequate pressures to water service customers and responding promptly to customer service and billing inquiries. The operational goals are based on an evaluation of each participant's individual performance. Under administrative guidelines adopted by the Committee, Messrs. Johnstone, Barr, Smith, Pohl and Sievers have target incentive awards for 1997 of $108,300, $48,900, $48,900, $27,500 and $18,800, respectively. The exact amount of an award depends on the performance of the Company and of the participant. Under the guidelines adopted by the Committee for executives, the award percentage of the target may vary from 80% to 120% as a function of achieving between 85% to 110% of each of the financial goals.

     Awards made to executives under the Annual Incentive Plan for 1996 are shown in the Summary Compensation Table of this Proxy Statement. These awards are a function of achieving 99% of the utility operating income and 102% of the return on equity financial goals.

LONG-TERM INCENTIVE COMPENSATION

     At their 1994 annual meeting, stockholders of the Company adopted the Long-Term Performance-Based Incentive Plan for executives and other key employees of the Company and its subsidiaries. Participants in the Long-Term Performance-Based Incentive Plan receive awards only if the Company achieves at least 70% of the Earnings Per Share Growth Performance Cycle Goal and 80% of the Total Return to Stockholders Performance Cycle Goal. Under the administrative guidelines adopted by the Committee, Messrs. Johnstone, Barr, Smith, Pohl and Sievers have target incentive awards for the performance cycle beginning January 1, 1997 of $173,200, $73,320, $73,320, $45,900 and $18,810, respectively. The exact amount of an award depends on the performance of the Company and of the participant. Under the guidelines adopted by the Committee, the award percentage of the target may vary from 50% to 150% as a function of achieving between 70% to 110% of the Earnings Per Share Growth Performance Cycle Goal and between 80% to 120% of the Total Return to Stockholders Performance Cycle Goal. Awards to executives under the plan, if any, are paid as follows: 75% in restricted shares of Common Stock and 25% in cash.

     Awards made to executives under the Long-Term Performance-Based Incentive Plan for the performance cycle that began January 1, 1994 and concluded December 31, 1996 are shown in the Summary Compensation Table of this Proxy Statement. These awards are a function of exceeding the maximum level of 110% of the Earnings Per Share Growth Performance Cycle Goal and the maximum level of 120% of the Total Return to Stockholders Performance Cycle Goal.

INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code generally precludes the deduction of more than $1 million in compensation paid to the Chief Executive Officer and any of the four other most highly compensated executives in any one year, subject to certain specified exceptions. All compensation earned by these executives in 1996 will be deductible.

            AS SUBMITTED BY THE MEMBERS OF THE COMPENSATION
                  AND MANAGEMENT DEVELOPMENT COMMITTEE:

          Elizabeth H. Gemmill           Nancy Ware Wainwright
          Nelson G. Harris               Ross A. Webber
          Marilyn Ware Lewis             Horace Wilkins, Jr.

 Dated: January 9, 1997

                               PERFORMANCE GRAPH

     The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company's Common Stock ("American"),
(ii) the Standard & Poor's 500 Stock Index ("S&P 500") and (iii) the Dow Jones Water Utilities Index ("DJ Water Utils").

     The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percent, can be calculated from the year-end investment values shown beneath the graph.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                  VALUE OF $100 INVESTED ON DECEMBER 31, 1991


                       [ID:  Graphic -- Performance Graph]

              DEC-91     DEC-92     DEC-93     DEC-94     DEC-95     DEC-96
American       $100       $107       $122       $114       $171       $188
S&P 500        $100       $108       $118       $120       $165       $203
DJ Water
  Utils        $100       $107       $121       $113       $146       $175

                            MANAGEMENT REMUNERATION

     The following table sets forth the annual compensation paid to each of the Company's five most highly compensated executive officers for services to the Company and its subsidiaries in all capacities for each of the last three calendar years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                         AWARDS      PAYOUTS
                                                                       ----------   ---------
                                         ANNUAL COMPENSATION           RESTRICTED
  NAME OF EXECUTIVE OFFICER    -------------------------------------     STOCK         LTIP       ALL OTHER
    AND PRINCIPAL POSITION        YEAR       SALARY        BONUS       AWARDS(1)     PAYOUTS    COMPENSATION(2)
  -------------------------    ---------  ------------  ------------  -----------   ---------   ---------------
George W. Johnstone...........    1996      $454,000      $120,157      $338,064    $ 63,240        $5,462
   President and Chief            1995       446,083             0       943,710     189,720         5,554
      Executive Officer           1994       416,250             0             0           0         6,834
      of the Company

J. James Barr.................    1996       270,000        54,257       143,136      26,775         5,462
   Vice President and             1995       265,833             0       399,540      80,325         5,554
      Treasurer of the            1994       255,833             0             0           0         6,846
      Company

Gerald C. Smith...............    1996       270,000        54,257       143,136      26,775         6,587
   Vice President                 1995       265,833             0       399,540      80,325         5,554
      of the Company              1994       255,833             0             0           0         6,846

W. Timothy Pohl...............    1996       156,000        25,259        74,016      13,847         6,446
   General Counsel and            1995       153,500             0       206,637      41,541         5,480
      Secretary of the            1994       147,083             0             0           0         4,698
      Company

Robert D. Sievers.............    1996       130,000        20,879        61,200      11,447         5,531
   Comptroller of the             1995       127,917             0       170,818      34,341         4,611
      Company                     1994       122,917             0             0           0         3,969

------------------
(1) Dollar values of restricted shares of Common Stock awards are based on market price at the time of grant. The aggregate number of restricted stock held and their value as of December 31, 1996 for the executives were as follows: Mr. Johnstone -- 50,164 / $1,034,632.50; Mr. Barr -- 21,238 shares / $438,033.75; Mr. Smith -- 21,238 shares / $438,033.75;
     Mr. Pohl -- 10,984 shares / $226,545.00; and Mr. Sievers -- 9,080 shares / $187,275.00. Dividends are paid on the restricted shares of Common Stock at the same time and rate as dividends are paid to holders of unrestricted shares of Common Stock.

(2) Dollar values of the shares of the Company's Common Stock purchased with Company contributions and credited to the account of the named executive officer under the Employees' Stock Ownership Plan and Savings Plan for Employees.

     The Company has maintained since 1976 an Employees' Stock Ownership Plan (the "ESOP") which has been amended from time to time, primarily to reflect changes in federal tax law. All employees of the Company and its subsidiaries who are not included in a bargaining unit may participate in the ESOP beginning on the January 1 following his or her date of hire. The Company also maintains a Savings Plan for Employees. The Savings Plan was established in 1993. All employees of the Company and its subsidiaries who have completed six months of service may participate in the Savings Plan. As of March 3, 1997, the ESOP and Savings Plan together held 3.56% of the Company's Common Stock.

                                  PENSION PLAN

     The following table shows the approximate annual retirement benefits which will be payable under the Company's Pension Plan, Supplemental Executive Retirement Plan and Supplemental Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

                                                          YEARS OF SERVICE
FINAL AVERAGE    -------------------------------------------------------------------------------------------------
REMUNERATION          15               20               25               30               35               40
-------------    ------------     ------------     ------------     ------------     ------------     ------------
$150,000           $ 46,271         $ 61,695         $ 77,119         $ 82,369         $ 87,619         $ 92,869
 200,000             62,771           83,695          104,619          111,619          118,619          125,619
 250,000             79,271          105,695          132,119          140,869          149,619          158,369
 300,000             95,771          127,695          159,619          170,119          180,619          191,119
 350,000            112,271          149,695          187,119          199,369          211,619          223,869
 400,000            128,771          171,695          214,619          228,619          242,619          256,619
 450,000            145,271          193,695          242,119          257,869          273,619          289,369
 500,000            161,771          215,695          269,619          287,119          304,619          322,119
 550,000            178,271          237,695          297,119          316,369          335,619          354,869
 600,000            194,771          259,695          324,619          345,619          366,619          387,619

     The Company and its subsidiaries have a defined benefit, non-contributory Pension Plan which covers substantially all employees, including the executive officers listed in the Summary Compensation Table on page 13. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered under the plan includes salaries and annual cash bonuses, but not directors fees, paid to plan participants. Directors who are not also employees do not participate in the plan. Benefits under the plan are calculated as a percentage of the highest average remuneration during 60 consecutive months of employment, which percentage depends on the employee's total number of years of service. Benefits are not subject to reduction for Social Security or other benefits, but are restricted under federal tax law to a maximum of $125,000 per year. As of March 3, 1997, Messrs. Johnstone, Barr, Smith, Pohl and Sievers have been credited with 30, 35, 44, 12 and 20 years of service, respectively, under the plan.

     In 1985, the Company established a Supplemental Executive Retirement Plan under which it has agreed to provide additional retirement benefits to certain employees of the Company and its subsidiaries, designated from time to time by the Board of Directors. Messrs. Johnstone, Barr and Smith have been so designated. Benefits under the Supplemental Executive Retirement Plan are intended to (i) provide the additional retirement benefits that would be payable under the Company's Pension Plan if federal tax law did not restrict such benefits as described in the preceding paragraph, (ii) compute the benefits payable on the basis of the highest average remuneration during 36 consecutive months rather than the final 60 consecutive months of employment and (iii) provide additional years of service to those covered employees hired in mid-career.

     In 1989, recognizing that the federal tax law restrictions on benefits payable under the Pension Plan had begun to affect employees who were not eligible for the Supplemental Executive Retirement Plan, the Company adopted the Supplemental Retirement Plan (the "SRP"). The SRP is designed to provide benefits to employees above certain salary grades, or otherwise designated by the Board of Directors, equal to those that would be provided under the Pension Plan's benefit formula if it were unaffected by the federal tax law restrictions on benefits. Benefits payable under the SRP are reduced by any benefit payable to the same individual under the Supplemental Executive Retirement Plan.

                                 PROPOSAL NO. 2

                              RATIFICATION OF THE
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by stockholders, the Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Price Waterhouse LLP as independent accountants to audit the books and accounts of the Company at the close of the current fiscal year. Price Waterhouse LLP acted as independent accountants for the Company during 1996. It is intended that, in the absence of contrary direction, the proxies will be voted for the ratification of Price Waterhouse LLP as independent accountants, and the Board of Directors recommends that the stockholders vote to ratify the appointment of Price Waterhouse LLP as independent accountants. In the event the appointment of Price Waterhouse LLP is ratified, it is expected that Price Waterhouse LLP will also audit the books and accounts of certain subsidiaries of the Company at the close of their current fiscal years. A representative of Price Waterhouse LLP, whose report on the Company's financial statements appears in the 1996 Annual Report, will be present at the annual meeting and will have the opportunity to make a statement, if the representative desires to do so, and to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                            SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. Proxies may be solicited by mail, telephone, telegram, facsimile, or in person. The Company may pay banks, brokers or other nominees who hold stock in their names for their expenses in sending soliciting material to their principals. Corporate Investor Communications, Inc. has been retained to assist in the solicitation of proxies at a fee of $5,000, plus reasonable out-of-pocket expenses.

     It is important that proxies be returned promptly. Therefore, stockholders are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope (to which no postage need be affixed if mailed in the United States), whether or not they plan to attend the meeting. Stockholders attending the meeting may vote their shares in person.

                             STOCKHOLDER PROPOSALS

     Any stockholder who desires to submit a proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to its annual meeting of stockholders in 1998 must submit such proposal in writing to the Company by November 24, 1997. Such proposals should be directed to the General Counsel and Secretary of the Company.

                                FORM 10-K REPORT

     Upon the written request of any person who on the record date was a record owner of stock of the Company, or who represents in good faith that he or she was on such date a beneficial owner of such stock, the Company will send to such person, without charge, a copy of its annual report on Form 10-K for 1996, including financial statements and schedules, as filed with the Securities and Exchange Commission. Requests for this report should be directed to: W. Timothy Pohl, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, P. O. Box 1770, Voorhees, New Jersey 08043.

                             By Order of the Board of Directors,

                             W. TIMOTHY POHL, GENERAL COUNSEL AND SECRETARY

Dated: March 24, 1997

       Proxy Card






















                                DETACH HERE
---------------------------------------------------------------------------

                    AMERICAN WATER WORKS COMPANY, INC.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

P           FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 1, 1997

R         The undersigned, hereby revoking any contrary proxy previously given, hereby appoints George W. Johnstone and Marilyn Ware Lewis, and
O each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in
X American Water Works Company, Inc. (the "Company") entitled to vote at the annual meeting of stockholders of the Company on May 1, 1997, and
Y at any adjournment thereof, as indicated on the reverse side and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any such adjournment. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote cumulatively for such of the nominees (in some circumstances, less than all) as such proxies in their discretion determine if in their judgment such action is necessary to elect as many of the nominees as possible.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, WITH THE DISCRETIONARY AUTHORITY DESCRIBED ABOVE, AND FOR PROPOSAL 2.

     CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE    SEE REVERSE
                                                                   SIDE
       Reverse Side of Proxy Card

[LOGO] AMERICAN WATER WORKS COMPANY, INC.
       1025 LAUREL OAK ROAD, P.O. BOX 1770, VOORHEES, NEW JERSEY  08043


                                                        THIS IS YOUR PROXY.
                                                    YOUR VOTE IS IMPORTANT.


                   COMPANY HIGHLIGHTS DURING 1996


   o   Revenues of $895 million were 11% above those recorded in 1995.

   o   A 2-for-1 stock split was accomplished in July 1996.

   o Net income to common stock increased 11% in comparison with 1995. Earnings per share in 1996 were $1.31 as compared to $1.32 in 1995 which included $.06 a share from the resolution of litigation in Massachusetts.

   o The common dividend per share paid in 1996 of $.70 was 9.4% higher than the common dividend paid in 1995. In January 1997, the Board of Directors increased the quarterly common dividend rate 8.6% to $.19 a share. This marks the 22nd consecutive year the common dividend has been increased.

   o The total annual return to stockholders over the past five years was 13.4%.


                                DETACH HERE
---------------------------------------------------------------------------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

1.  ELECTION OF DIRECTORS.
NOMINEES: William O. Albertini, William R. Cobb, Elizabeth H. Gemmill, Henry G. Hager, Nelson G. Harris, George W. Johnstone, Marilyn Ware Lewis, Nancy Ware Wainwright, Paul W. Ware, Ross A. Webber, Horace Wilkins, Jr.

             FOR                  WITHHELD
             [ ]                    [ ]



___________________________________________________________________
Withhold vote from the nominees that I/We have written on the above line, or cumulate votes as I/We have instructed on the above line

                                           FOR    AGAINST     ABSTAIN

2.  Ratification of the appointment of     [ ]      [ ]         [ ]
    Price Waterhouse LLP as independent
    accountants.

3. In their discretion, upon other matters as may properly come before the meeting.



           MARK HERE
          FOR ADDRESS    [ ]
           CHANGE AND
          NOTE AT LEFT

Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.

Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is stenciled hereon.


Signature:______________Date:________Signature:_______________Date:________